Exhibit 23.1

Hamilton, Rabinovitz & Alschuler, Inc.

Policy, Financial & Management Consultants

CONSENT OF HAMILTON, RABINOVITZ & ALSCHULER, INC.

Hamilton, Rabinovitz & Alschuler (“HR&A”) consents to being named in American Standard Companies Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 in the form and context in which HR&A is named and to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 2002 Omnibus Incentive Plan and Employee Stock Purchase Plan (Registration No. 333-96547), Form S-3 pertaining to the registration of $1.0 billion of debt securities (Registration No. 333-67943), Form S-8 pertaining to the Employee Stock Purchase Plan (Registration No. 333-40575), Form S-8 pertaining to the Deferred Compensation Plan (Registration No. 333-75492), Form S-8 pertaining to the Supplemental Compensation Plan for Outside Directors (Registration No. 333-109562) and Form S-8 pertaining to the Stock Incentive Plan (Registration Nos. 333-65252 and 033-63007). HR&A does not authorize or cause the filing of such Annual Report and does not make or purport to make any statement other than as reflected in the Annual Report.

/s/ Francine F. Rabinovitz

Hamilton, Rabinovitz & Alschuler

February 1, 2005